MASTERS' SELECT EQUITY FUND
  Purchase of Kraft Foods Inc. through
   Credit Suisse First Boston Corp.
  Terms:
  Trade date:  6/12/01
  Shares: 37,700
  Price:  $31.00
  Transaction Amount:
    $1,168,700
  Syndicate members:
  Blaylock & Partners, L.P.
  BNP Paribas
  Credit Suisse First Boston
  Deutsche Bank Alex, Brown
  Dresdner Kleinwort Wasserstein
  HSBC
  J.P. Morgan & Co.
  Lehman Brothers
  Morgan Stanley Dean Witter
  *Prudential Securities
  Ramirez & Co., Inc.
  Salomon Smith Barney
  Sanford C. Bernstein & Co., LLC
  UBS Warburg
  Utendahl Capital Partners, L.P.
  It was determined that the transaction
   was done pursuant to the exemption
   provided by rule 10f-3 and in
  accordance with the Funds procedures.
  *Affiliated Broker to Jennison
   Associates, subadvisor.